Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-265898) of our report dated April 13, 2023 with respect to the audited consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2022, which appears in this Form 20-F.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 13, 2023